Exhibit 99.1

MAXIMUS REVISES SECOND QUARTER AND FISCAL 2003 OUTLOOK

- Board Authorizes Additional $30 Million for Stock Repurchases -

(RESTON, Va. — April 2, 2003) — MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services for government agencies, announced today that it has revised its outlook for its fiscal 2003 second quarter and full fiscal year to reflect the impact of challenging market conditions, including state cutbacks and postponements due to continued state budget pressures.  For the second quarter ended March 31, 2003, the Company now expects revenue between $127 million and $132 million, and diluted earnings per share between $0.30 and $0.35.  For the fiscal year ending September 30, 2003, MAXIMUS expects to generate revenue between $520 million and $530 million, and diluted earnings per share of at least $1.60.

The Company previously discussed that the state fiscal landscape was resulting in some reduced government spending and unexpected delays in contract signings, and at this time MAXIMUS expects this trend to continue.  Post-election procurements have not increased as new and incumbent state gubernatorial teams are faced with increased state budget deficits for 2004.  In addition, increased uncertainties at the federal level due to current world events have also influenced state procurement decisions.

“This convergence of market factors has created a challenging environment characterized by continued procurement delays and decreases in program spending which continue to impact results,” commented Dr. David V. Mastran, Chief Executive Officer and President.  “For MAXIMUS, the second quarter impact is magnified by the delays related to several contract signings.  For example, we did not realize license fee revenue from a significant Systems contract that has been awarded but remains unsigned.  We also experienced work start delays in certain Systems and Consulting contracts that, in addition to impacting revenue, reduced second quarter profitability as we incurred costs for resources in anticipation of additional revenues that were postponed.  In addition, certain traditional consulting services, such as IT consulting and management studies, continue to be affected by overall weakness in the market. “

MAXIMUS expects sequential improvement in profitability over the second quarter driven by a variety of factors.  First, in an effort to improve efficiency and productivity, the Company has reduced resources in areas where demand has been weak and will consider additional actions to achieve the proper balance of resources and demand.  Also, the Systems segment is expected to benefit in the second half of fiscal 2003 from the commencement of previously delayed work, primarily in its Asset Solutions division and Justice Solutions division.  The Consulting segment was also impacted by certain work start delays, primarily in the Education SchoolMAX™ offering, which are not expected to recur in the third quarter.  Finally, seasonality in the Human Services segment will help drive improvement in the second half of the year from businesses associated with IRS intercepts and tax credit services.

Richard Montoni, Chief Financial Officer of MAXIMUS, commented, “Our outlook for the remainder of the fiscal year is driven by a base of expected recurring revenue and certain new business where we feel confident of our prospects.  However, in this environment where the timing of signing new contracts is often unpredictable, a more conservative forecasting methodology is necessary.  Therefore, we have revised our forecast to exclude selected larger opportunities which are awarded but not signed due to the general uncertainty we are experiencing in finalizing agreements and commencing new work.  As a result, 92% of forecasted revenue for the second half of fiscal 2003 is firm, consisting of backlog, awarded but unsigned contracts (excluding the selected larger opportunities), or probability-factored re-bid opportunities. The remaining 8% of forecasted revenue is identified as probability-weighted opportunities.  MAXIMUS remains profitable and debt free, and continues to generate annual positive cash flow.”

Dr. Mastran concluded, “Our backlog and pipeline remain robust, consistent with the previous quarter, and we believe this is indicative of continued, longer-term demand in the marketplace for our services. We have seen challenging business environments before and have used these times to best position MAXIMUS for the next round of growth.  This is our strategy today.  We are investing in new product capabilities, pursuing significant new business awards, and adding other enhancements to our business that we believe will drive our future growth when these economic times improve.”

In addition, the Company announced today that its Board of Directors has authorized a $30 million increase to its stock repurchase program.  During the quarter ended March 31, 2003 the Company repurchased 369,800 shares under its stock repurchase program.  With this new $30 million authorization, approximately $31.5 million remains available for future stock repurchases.  In addition to that amount, the Company is authorized to repurchase shares with the proceeds it receives from stock option exercises.  Under the repurchase program, MAXIMUS shares will be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions.  Repurchased shares will be held in treasury and used for general corporate purposes such as issuance under employee stock plans.  The Company expects to take immediate advantage of this authorization if attractive opportunities develop in the marketplace.

MAXIMUS will report final results for the fiscal second quarter on May 6, 2003, and will host a conference call and Webcast with investors at that time.

MAXIMUS is one of America’s largest government services companies, providing state and local governments with consulting, program management, and information technology services. The Company has 5,300 employees located in more than 245 offices across the United States and overseas.  In 1999, 2000, and 2001, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America. MAXIMUS is also one of the two companies selected by Business Week Magazine as one of the Hottest Small Cap Growth Companies for the last four years in a row. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission (file number 001-12997)

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CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688